EXHIBIT 16.1

January 31, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Panamera Holdings Corporation under the caption “Previous Independent Accountant” included in this Form 8-K for the event that occurred on January 25, 2022. We are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas